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                                                                    EXHIBIT 23.1

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Breed Technologies, Inc. (the "Company") for the registration of 10,986,500 shares of its common stock and the 6.50% Convertible Trust Preferred Securities of BTI Capital Trust and to the incorporation by reference therein of our report dated July 31, 1997, except for Note 12, as to which the date is August 27, 1997, with respect to the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended June 30, 1997, filed with the Securities and Exchange Commission.


Ernst & Young

Tampa, Florida
March 17, 1998